Exhibit XXX

EIB Group announces preliminary unaudited operational results for 2024

On January 30, 2025, the European Investment Bank (“EIB”) Group released its preliminary unaudited operational results for the fiscal year ended December 31, 2024.

●	The EIB Group supported over €100 billion in new investment for Europe’s energy security in 2024.
●	Nearly 60% of all EIB Group financing supported the green transition, climate action and environmental sustainability.
●	There was a sharp increase in higher-risk activities, with €8 billion committed for equity and quasi-equity investment.
●	Financing for eligible security and defence projects doubled to €1 billion in 2024, with a further doubling planned in 2025.

The EIB Group signed €89 billion in new financing in 2024. The EIB Group made more investments than ever before to strengthen EU energy security, mobilising over €100 billion for projects in new and upgraded infrastructure such as grids and interconnectors, renewables, net-zero industries, efficiency and storage. Nearly 60% of the total financing supported the green transition, climate action and environmental sustainability.

The EIB Group’s preliminary unaudited operational results for 2024 once again signal profitability. At the same time, higher-risk EIB operations to back Europe’s most innovative companies have sharply increased. €8 billion in equity and quasi-equity investment from the EIB and the European Investment Fund (“EIF”) is expected to mobilise €110 billion in growth capital for startups, scale-ups and European pioneers.

Eligible security and defence investment doubled in 2024, and the goal is to double this figure again in 2025. Furthermore, the EIB Group significantly extended its eligible investments in dual-use projects, which now include border protection, military mobility, de-mining and de-contamination, space, cybersecurity, anti-jamming equipment, seabed and critical infrastructure protection, research and development, and drones.

Looking ahead, the EIB Group plans to increase its overall investments to €95 billion in 2025, with flagship initiatives to support European tech champions and a dedicated TechEU programme, critical raw materials, water management, the energy efficiency of small and medium-sized companies, and a dedicated platform to promote sustainable and affordable housing.

In parallel with increasing its investment capacity and impact, the EIB Group is making significant progress in cutting red tape for clients and has shortened the time to market required to approve and deploy new investments. During 2024, it introduced simplified appraisal procedures covering more than 40% of its operations.

The EIB Group financing committed in 2024 is expected to power almost 15 million households with clean energy, create up to 1.5 million new jobs in Europe over the next few years, advance therapies against cancer, and help secure affordable housing from Croatia to Latvia.

In more detail, highlights from 2024 include:

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Stepped up higher-risk activities, expected to mobilise about €110 billion in new investments. This includes €7.2 billion of investments by the EIF in the equity funds ecosystem, and €1 billion in venture debt by the EIB.

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More than €14 billion in total investment deployed by the EIF to support Europe’s small businesses and innovators, including in 102 venture capital funds, such as a dedicated fund to back women-owned and gender-balanced startups in space and deep tech.

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€51 billion – around 60% of investments in 2024 – to support the green transition, climate action and environmental sustainability, from the world’s first zero-emissions tyre factory in Romania to support for sustainable mobility in Valencia, keeping the EIB Group well on track to meet its target of supporting €1 trillion in climate and environmental sustainability investment in the critical decade to 2030.

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€31 billion to back EU energy security, including for efficiency, renewables, storage and electricity grids, which is expected to support over €100 billion in investment. Flagship initiatives include counter-guarantees to bolster European wind manufacturers, electric vehicle battery manufacturing in France and the Princess Elisabeth Island in Belgium. For grids and storage, financing rose to €8.5 billion, mobilising 40% of Europe’s total investment in that sector in 2024, including transmission network upgrades and interconnectors in Spain, Czechia and Germany.

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Support for eligible security and defence projects doubled to €1 billion, including the deployment of dual-use satellites in Poland, port upgrades to meet the needs of NATO vessels in Denmark and investment by the EIF in dedicated private investment funds. A further doubling of annual investments to €2 billion is expected in 2025.

●	€38 billion to accelerate social and territorial cohesion, including credit lines for farmers in Romania, innovative startups in Greece and just transition projects in Estonia.
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The EIB Group has also provided financial support to boost climate resilience and adaptation from post-landslide reconstruction in Italy to recovery investments in European regions affected by devastating floods.

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With more than €2.2 billion disbursed since 2022, EIB Group investments in Ukraine are helping to repair schools, kindergartens and hospitals, upgrade transport and protect energy infrastructure, as well as support the private sector.

Beyond Ukraine, the EIB Group’s operations outside the European Union are supporting stability in the EU neighbourhood and partner countries on their path to EU membership, including with rail upgrades in countries such as Albania and Montenegro.

Supporting EU global priorities and helping strengthen Europe’s voice in the world, EIB Group financing also helps drought-stricken countries like Jordan to manage water supplies. Thanks to reinforced partnerships inside and outside the European Union, EIB investments are helping eliminate diseases like polio and support sustainable infrastructure around the world from Vietnam to India.

Under EIB President Nadia Calviño, who took office in January 2024, the EIB Group has updated its internal policies and investment strategy to maximise impact and scale up support for shared European priorities.

Changes include:

●	A Strategic Roadmap, aligned with EU policies and agreed by the 27 EU Member States (the EIB’s shareholders) to focus resources on impactful investment on eight core priorities.
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A revamped framework expanding the EIB Group’s activity in the areas of security and defence, with streamlined internal procedures and new partnerships with external stakeholders, such as the NATO Innovation Fund and the European Defence Agency.

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The EIB’s Board of Governors approved the increase of the gearing ratio, a limit on EIB Group’s investments.[1] This will enable the EIB Group to make the necessary strategic investments to deliver on EU policy goals while preserving its leverage and capital ratios.

●	An action plan with building blocks for a deeper capital markets union.
●	Actions and proposals to cut red tape, improve the usability of EU sustainability reporting rules and optimise the use of EU budget instruments.
●	A stepped up time to market initiative to simplify internal processes and boost efficiency, enabling much faster approvals for new financing.
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An action plan to improve transparency, accountability and well-being in the workplace, including the appointment of an ombudsperson to swiftly address common workplace issues and improve the working environment.

Looking ahead, the EIB Group Operational Plan covers up to €95 billion in new investment in 2025, supported by the EIB Group’s stellar credit rating and strong capital position.

New initiatives aligned with the priorities of the new European Commission expected to be rolled out in 2025 include:

●	Maintaining a 60% green finance target.
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Scaling up support for leading technologies, including clean-tech, artificial intelligence, chips, high-performance and quantum computing, health sciences and medical technologies, and Europe’s cutting-edge industrial capacity.

●	An exit platform to facilitate the listing of European scale-ups in EU markets or the acquisition of these promising innovators by European companies.
●	An extension of the highly successful European Tech Champions Initiative (ETCI) as part of the broader goal to boost equity and venture debt investments to scale up Europe’s innovative startups.
●	Further doubling of support for eligible projects in Europe’s security and defence industry.
●	A pan-European investment platform for affordable and sustainable housing, together with the European Commission and increased financing for the housing sector.
●	Increasing investment for critical raw materials projects, such as the Keliber lithium production facility in Finland agreed in 2024.
●	A dedicated water programme of about €4.5 billion to focus investment on flood resilience, and to address water scarcity amid intensifying droughts.
●	New support for Europe’s farmers through agricultural insurance and other de-risking schemes, building on a €3 billion facility to improve access to financing for young farmers and women.
●	A €2.5 billion programme to scale up energy efficiency investments by small and medium-sized companies so they can lower their CO2 emissions and electricity bills.

1 This increase will take effect when a proposed amendment to the EIB Statute will enter into force, which proposed amendment is subject to final approval by the Council of the European Union.

Background information

The EIB Group is the financing institution of the European Union owned by its Member States. It supports investment contributing toward EU policy goals, including sustainable growth, social and territorial cohesion, innovation and security. It finances its operations in global capital markets and has been consistently profitable in its operations since its inception. The EIB Group is the pioneer and one of the largest issuers of green bonds, while all of its operations are aligned with the Paris Climate Agreement.

Forward-Looking Statements

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